Exhibit 99.01

Media Contact: Jen Bernier-Santarini MIPS Technologies, Inc. +1 408 530-5178 jenb@mips.com	Investor Contact: Bill Slater MIPS Technologies, Inc. +1 408 530-5200 ir@mips.com

MIPS Technologies Reports Second
Quarter Fiscal 2013 Financial Results

SUNNYVALE, Calif. – January 30, 2013 – MIPS Technologies, Inc. (NASDAQ: MIPS), a leading provider of industry-standard processor architectures and cores for home entertainment, networking, mobile and embedded applications, today reported consolidated financial results for its second fiscal quarter of 2013 ended December 31, 2012. All financial results are reported in U.S. GAAP unless otherwise noted.

Summary Second Quarter Fiscal 2013 Financial Metrics:

•	Revenue was $14.6 million
•	Licensee royalty units grew to 194 million units from 182 million units in Q1 ‘13
•	GAAP net loss was $6.4 million or $0.12 per share; non-GAAP net loss was $0.5 million or $0.01 per share
•	Cash and investment balances ended the quarter at $131.3 million

Transaction Update
As previously announced, on November 5, 2012, MIPS entered into a patent sale agreement with Bridge Crossing, LLC (“Bridge Crossing”), an acquisition vehicle of Allied Security Trust (“AST”), and a merger agreement with Imagination Technologies Group plc (LSE: IMG) (“Imagination”), with anticipated net proceeds of approximately $7.31 per share in cash to each holder of MIPS common stock. On December 9, 2012, MIPS entered into an amendment to its merger agreement with Imagination that increased the purchase price being paid by Imagination to $80 million and removed the conditions to closing requiring the approval of the Committee on Foreign Investment in the United States and that MIPS is not a real property holding corporation. As a result of the amendment, the net proceeds to each holder of MIPS common stock following the consummation of the proposed patent sale transaction with Bridge Crossing, the proposed recapitalization and the proposed merger, increased to approximately $7.64 per share in cash. On December 16, 2012, MIPS entered into a second amendment to its merger agreement with Imagination that increased the purchase price being paid by Imagination to $100 million. As a result of the amendment, the net proceeds to each holder of MIPS common stock, following the consummation of the proposed patent sale transaction with Bridge Crossing, the proposed recapitalization and the proposed merger, increased to approximately $7.94 per share in cash.

Both the patent sale transaction and the merger transaction are subject to customary closing conditions, including the approval of MIPS Technologies’ shareholders, who will vote separately on each of the transactions and the recapitalization. Approval of the patent sale transaction is not subject to stockholder approval of the Imagination merger transaction. The merger is subject to stockholder approval of the patent sale transaction and the recapitalization. The proceeds of the transactions, which are subject to a fixed holdback of approximately $100 million to cover tax and other liabilities, will be distributed to MIPS’ stockholders on a pro-rata basis through a recapitalization of MIPS common stock. MIPS expects the transactions to close during the month of February 2013.

For more information on the proposed transactions, please visit www.mips.com/company/investor-relations/.

Conference Call and Webcast
In light of the pending transactions with Bridge Crossing and Imagination, MIPS will not conduct an investor conference call or webcast following the release of this earnings information, nor provide financial guidance. To access the Company’s first quarter results and other financial information, please visit www.mips.com/company/investor-relations/.

About MIPS Technologies, Inc.
MIPS Technologies, Inc. (NASDAQ: MIPS) is a leading provider of industry-standard processor architectures and cores for home entertainment, networking, mobile and embedded applications. The MIPS architecture powers some of the world’s most popular products. Our technology is broadly used in products such as digital televisions, set-top boxes, Blu-ray players, broadband customer premises equipment (CPE), WiFi access points and routers, networking infrastructure and portable/mobile communications and entertainment products. Founded in 1998, MIPS Technologies is headquartered in Sunnyvale, California, with offices worldwide. For more information, contact (408) 530-5000 or visit www.mips.com.

Additional Information and Where You Can Find It
This communication may be deemed to be solicitation material in respect of the proposed transactions between MIPS and Bridge Crossing, and MIPS and Imagination. In connection with the proposed transactions, MIPS has filed a definitive proxy statement and other relevant materials with the SEC. The proxy statement and other relevant materials, and any other documents to be filed by MIPS with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or from MIPS’ website at www.mips.com or by contacting MIPS Investor Relations at: ir@mips.com. Investors and security holders of MIPS are urged to read the proxy statement and the other relevant materials before making any voting or investment decision with respect to the proposed transactions because they will contain important information about the transactions and the parties to the transactions.

MIPS and its executive officers, directors, other members of its management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from MIPS’ stockholders in favor of the proposed transactions. A list of the names of MIPS’ executive officers and directors and a description of their respective interests in MIPS are set forth in the definitive proxy statement for MIPS’ 2012 Annual Meeting of Stockholders, MIPS’ 2012 Annual Report on Form 10-K and Amendment No. 1 and Amendment No. 2 thereto, in any documents subsequently filed by its directors and executive officers under the Securities Exchange Act of 1934, as amended, and other relevant materials filed with the SEC in connection with the transactions when they become available. Certain executive officers and directors of MIPS have interests in the proposed transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements and continuation of director and officer insurance and indemnification. These interests and any additional benefits in connection with the proposed transactions are described in the definitive proxy statement relating to the transactions.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains statements that may be deemed to be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on MIPS’ and its Board of Directors’ current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in these statements. These statements include the statements regarding the ability to complete the transactions considering the various closing conditions and the other statements regarding the proposed transactions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: actions and decisions of the respective boards of directors of MIPS, Bridge Crossing and Imagination following their respective evaluations of each other’s further actions; the impact of actions of other parties with respect to any discussions and the potential consummation of the proposed transactions with Bridge Crossing and Imagination; the commencement or results of litigation relating to the discussions or to the proposed transactions with Bridge Crossing and Imagination; failure of the MIPS stockholders to approve the proposed transactions with Bridge Crossing and Imagination; the challenges and costs of closing the transactions with Bridge Crossing and Imagination; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of MIPS or Imagination Technologies generally, including those set forth in the filings of MIPS with the Securities and Exchange Commission, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of MIPS annual reports on Form 10-K, including any amendments thereto, and quarterly reports on Form 10-Q, MIPS current reports on Form 8-K and other SEC filings. MIPS is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements as a result of developments occurring after the date of this press release.

MIPS and MIPS-Based are trademarks or registered trademark of MIPS Technologies, Inc. in the United States and other countries.

MIPS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2012	June 30, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$131,299	$76,242
Short-term investments	—	34,642
Accounts receivable, net	1,068	27,044
Prepaid expenses and other current assets	2,985	1,793
Total current assets	135,352	139,721
Equipment, furniture and property, net	3,214	2,892
Goodwill	565	565
Other assets	10,591	11,962
Total assets	$149,722	$155,140
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,619	$2,578
Accrued liabilities	13,093	11,852
Deferred revenue	769	1,259
Total current liabilities	15,481	15,689
Long-term liabilities	8,874	9,815
Stockholders’ equity	125,367	129,636
Total liabilities and stockholders’ equity	$149,722	$155,140

MIPS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Revenue:
Royalties	$10,751	$13,224	$21,224	$26,203
License and contract revenue	3,840	2,077	7,310	6,315
Total revenue	14,591	15,301	28,534	32,518
Costs and expenses:
Cost of sales	332	344	694	605
Research and development	9,031	8,278	17,329	16,184
Sales and marketing	4,141	3,892	8,566	8,723
General and administrative	5,478	3,339	11,044	6,603
Transaction related costs	1,918	—	1,918	—
Total costs and expenses	20,900	15,853	39,551	32,115
Operating income (loss)	(6,309)	(552)	(11,017)	403
Other income, net	52	14	60	67
Income (loss) before income taxes	(6,257)	(538)	(10,957)	470
Provision (benefit) for income taxes	130	434	(244)	919
Net loss	$(6,387)	$(972)	$(10,713)	$(449)
Net loss per share, basic	$(0.12)	$(0.02)	$(0.20)	$(0.01)
Net loss per share, diluted	$(0.12)	$(0.02)	$(0.20)	$(0.01)
Common shares outstanding, basic	54,109	52,886	53,904	52,773
Common shares outstanding, diluted	54,109	52,886	53,904	52,773

MIPS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(In thousands)

	Six Months Ended December 31,
	2012	2011
Operating activities:
Net loss	$(10,713)	$(449)
Adjustments to reconcile net loss to cash provided by operations
Depreciation	724	471
Stock-based compensation	3,762	2,953
Excess tax benefits from stock-based compensation	(168)	—
Amortization of intangible assets	340	252
Amortization of investment premium, net	164	265
Other non-cash charges	124	139
Changes in operating assets and liabilities:
Accounts receivable	25,976	1,500
Prepaid expenses	(1,260)	(230)
Other assets	1,459	791
Accounts payable	(1,074)	(613)
Accrued liabilities	1,283	(3,620)
Deferred revenue	(572)	(488)
Long-term liabilities	(1,196)	53
Net cash provided by operating activities	18,849	1,024
Investing activities:
Purchases of marketable securities	(16,857)	(22,588)
Proceeds from sales of marketable securities	27,032	2,613
Proceeds from maturities of marketable securities	24,419	26,000
Capital expenditures	(966)	(659)
Net cash provided by investing activities	33,628	5,366
Financing activities:
Net proceeds from issuance of common stock	2,410	1,269
Excess tax benefits from stock-based compensation	168	—
Net cash provided by financing activities	2,578	1,269
Effect of exchange rates on cash	2	(32)
Net increase in cash and cash equivalents	55,057	7,627
Cash and cash equivalents, beginning of period	76,242	69,202
Cash and cash equivalents, end of period	$131,299	$76,829

MIPS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (LOSS) and

NET INCOME (LOSS) PER SHARE

(In thousands, except per share data)
(unaudited)

		Three Months Ended December 31, 2012	Three Months Ended September 30, 2012	Three Months Ended December 31, 2011
	GAAP net loss	$(6,387)	$(4,326)	$(972)
	Net loss per basic share	$(0.12)	$(0.08)	$(0.02)
	Net loss per diluted share	$(0.12)	$(0.08)	$(0.02)
(a)	Stock-based compensation expense	1,898	1,864	1,412
(b)	Severance adjustment	—	44	49
(c)	Expenses related to stockholder activities	—	—	158
(d)	Expenses related to strategic opportunities	2,046	1,934	—
(e)	Transaction related costs	1,918	—	—
	Non-GAAP net income (loss)	$(525)	$(484)	$647
	Non-GAAP net income (loss) per basic share	$(0.01)	$(0.01)	$0.01
	Non-GAAP net income (loss) per diluted share	$(0.01)	$(0.01)	$0.01
	Common shares outstanding – basic	54,109	53,699	52,886
	Common shares outstanding – diluted	54,109	53,699	53,658

These adjustments reconcile the Company’s GAAP results of operations to the reported non-GAAP results of operations.  The Company believes that presentation of net loss and net loss per share excluding stock-based compensation expense, severance adjustment, expenses related to stockholder activities, expenses related to strategic opportunities, and transaction related costs provides meaningful supplemental information to investors, as well as management, that is indicative of the Company’s ongoing operating results and facilitates comparison of operating results across reporting periods.  The Company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and budgeting purposes.  These non-GAAP measures should not be viewed as a substitute for the Company’s GAAP results, and may be different than non-GAAP measures used by other companies.

(a)
This adjustment reflects the stock-based compensation expense.  For the second quarter of fiscal 2013 ending December 31, 2012, $1.9 million stock-based compensation expense was allocated as follows: $710,000 to research and development, $434,000 to sales and marketing and $754,000 to general and administrative.  For the first quarter of fiscal 2013 ending September 30, 2012, $1.9 million stock-based compensation expense was allocated as follows: $683,000 to research and development, $499,000 to sales and marketing and $682,000 to general and administrative.  For the second quarter of fiscal 2012 ending December 31, 2011, $1.4 million stock-based compensation expense was allocated as follows: $532,000 to research and development, $239,000 to sales and marketing and $641,000 to general and administrative.

(b)
This adjustment reflects the severance to the Company’s former executives.  For the first quarter of fiscal 2013 ending September 30, 2012, $44,000 was allocated to general and administrative.  For the second quarter of fiscal 2012 ending December 31, 2011, $49,000 was allocated to general and administrative.

(c)	This adjustment reflects the expenses in response to our activities and inquiries of Starboard Value LP allocated to general and administrative.

(d)
This adjustment reflects the expenses incurred in connection with the Company’s exploration of options related to patent monetization and other opportunities for increasing shareholder value prior to the announcement of the transaction on November 5, 2012, allocated to general and administrative.

(e)	This adjustment reflects the transaction related costs primarily consisting of legal, banking fees and other professional charges subsequent to the announcement of the transaction on November 5, 2012.

MIPS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (LOSS) and

NET INCOME (LOSS) PER SHARE

(In thousands, except per share data)
(unaudited)

		Six Months Ended December 31, 2012	Six Months Ended December 31, 2011
	GAAP net loss	$(10,713)	$(449)
	Net loss per basic share	$(0.20)	$(0.01)
	Net loss per diluted share	$(0.20)	$(0.01)
(f)	Stock-based compensation expense	3,762	2,953
(g)	Severance adjustment	44	361
(h)	Expenses related to stockholder activities	—	423
(i)	Expenses related to strategic opportunities	3,980	—
(j)	Transaction related costs	1,918	—
	Non-GAAP net income (loss)	$(1,009)	$3,288
	Non-GAAP net income (loss) per basic share	$(0.02)	$0.06
	Non-GAAP net income (loss) per diluted share	$(0.02)	$0.06
	Common shares outstanding – basic	53,904	52,773
	Common shares outstanding – diluted	53,904	53,702

These adjustments reconcile the Company’s GAAP results of operations to the reported non-GAAP results of operations.  The Company believes that presentation of net loss and net loss per share excluding stock-based compensation expense, severance adjustment, expenses related to stockholder activities, expenses related to strategic opportunities, and transaction related costs provides meaningful supplemental information to investors, as well as management, that is indicative of the Company’s ongoing operating results and facilitates comparison of operating results across reporting periods.  The Company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and budgeting purposes.  These non-GAAP measures should not be viewed as a substitute for the Company’s GAAP results, and may be different than non-GAAP measures used by other companies.

(f)
This adjustment reflects the stock-based compensation expense.  For the six months ending December 31, 2012, $3.8 million stock-based compensation expense was allocated as follows: $1.4 million to research and development, $933,000 to sales and marketing and $1.4 million to general and administrative.  For the six months ending December 31, 2011, $3.0 million stock-based compensation expense was allocated as follows: $995,000 to research and development, $735,000 to sales and marketing and $1.2 million to general and administrative.

(g)
This adjustment reflects the severance to the Company’s former executives.  For the six months ending December 31, 2012, $44,000 was allocated to general and administrative.  For the six months ending December 31, 2011, $361,000 was allocated as follows: $312,000 to sales and marketing and $49,000 to general and administrative.

(h)	This adjustment reflects the expenses in response to our activities and inquiries of Starboard Value LP allocated to general and administrative.

(i)
This adjustment reflects the expenses incurred in connection with the Company’s exploration of options related to patent monetization and other opportunities for increasing shareholder value prior to the announcement of the transaction on November 5, 2012 allocated to general and administrative.

(j)	This adjustment reflects the transaction related costs primarily consisting of legal, banking fees and other professional charges subsequent to the announcement of the transaction on November 5, 2012.

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